UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF
THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): April 24, 2018

12 RETECH CORPORATION

(Exact name of registrant as specified in its charter)

Nevada	000-55915	38-3954047
(State or other jurisdiction	(Commission	(IRS Employer
of Incorporation)	File Number)	Identification Number)

701 S. Carson Street Suite 200 Carson City, Nevada	89701
(Address of principal executive offices)	(Zip Code) , and

530-539-4329

(Registrants telephone number, including area code)

(Former name, or former address if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Form 8-K

Current Report

Section 1-REGISTRANTS BUSINESS AND OPERATIONS

ITEM 1.02 TERMINATION OF A MATERIAL DEFINITIVE AGREEMENT

On or about April 24, 2018, management determined, in discussion with EMA Financial, LLC (“EMA”) that EMA was not going to provide the debt-equity financing the Registrant (Company) had anticipated would be funded by EMA after the Company’s execution of various agreements with EMA including an Escrow Agreement. (The Escrow Agreement was to set aside the funds for the Company’s purposes as reported in the subsequent events section of the Company’s Form 10-K for the period ended December 31, 2017.) The Company and EMA have determined the aforementioned agreements are now null and void and have no further effect on either the Company or EMA.

Management will continue to seek funding from other willing and able sources to provide capital for the Company to continue to execute its business plan like the agreement recently executed with Tellson Securities, LLC, a licensed FINRA Broker-Dealer to potentially raise $5 million in equity funding for the Company. (See Subsequent Events in Form 10-K for the period Ended December 31, 2017.) (Nothing herein should be deemed an offer to sell any security nor a solicitation of an offer to purchase any security.)

Section 8-OTHER EVENTS

ITEM 8.01 OTHER INFORMATION

On March 12, 2018 the Registrant entered into a Share Exchange Agreement with Hubert Blanchett to acquire Emotion Apparel, Inc. in a share for share exchange (see Subsequent Events in Registrant Form 10-K for the period ended December 31, 2017.) The Effective date of the closing of that transaction has been amended to be May 1, 2018, which is effectively after Emotion Apparel, Inc, has completed its pending relocation from Los Angeles California to Salt Lake City, Utah, to reduce costs and when Emotion Apparel, Inc will, as anticipated, begin shipping its products to consumers.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

12 Retech Corporation

Dated: April 27, 2018		/s/ Angelo Ponzetta
	By:	Angelo Ponzetta
	Its:	Chief Executive Officer